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                                                                  EXHIBIT 11.01

                                 ONSALE, INC.

                  CALCULATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                      PERIOD FROM
                                                       INCEPTION        YEAR
                                                     (JULY 1994) TO    ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1995          1996
                                                     -------------- ------------
Weighted average common shares outstanding.........      12,179        12,179
Weighted average common equivalent shares from
 Convertible Preferred Stock and warrants,
 calculated using the "if converted" method........       1,704         1,704
Weighted average common equivalent shares from
 stock options calculated using the treasury stock
 method (1)........................................       1,443         1,443
                                                         ------        ------
Shares used to compute net income (loss) per share.      15,326        15,326
                                                         ======        ======
Net income (loss)..................................      $ (440)       $  361
                                                         ======        ======
Net income (loss) per share........................      $(0.03)       $ 0.02
                                                         ======        ======
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(1) Pursuant to a Securities and Exchange Commission Staff Accounting
    Bulletin, stock options issued subsequent to December 1995 have been included in the computation as if they were outstanding for all periods presented.